STATE OF NEVADA
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

DarkStar Ventures, Inc., a corporation organized and existing under and by virtue of the NRS 78 of the State of Nevada does hereby certify:

FIRST: That at a meeting of the Board of Directors of DarkStar Ventures, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholder of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Articles of Incorporation of this Corporation be amended by changing the ARTICLE 9 so that, as amended, said Article shall be and read as follows:

"ARTICLE 9: The Corporation shall be authorized to issue two billion and five million (2.005,000,000) shares of capital stock, of which two billion (2,000,000,000) shares shall be shares of common stock, par value $0.0001 per share (“Common Stock”) and five million (5,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series (“Preferred Stock”). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to NRS 78.195."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holder of a majority of the shares of common of said Corporation in accordance with section 78.320 of Nevada Revised Statutes, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of NRS 78 of the State of Nevada.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 12th day of February 2016.

By: /s/ Avraham Bengio
Name: Avraham Bengio
Title: Chief Executive Officer, Chief Financial Officer and Sole Director